Exhibit 99.1

View, Inc. Completes Reverse Stock Split

Common Stock Begins Trading on Split-Adjusted Basis

MILPITAS, Calif. – July 27, 2023 – View, Inc. (Nasdaq: VIEW) (“View” or the “Company”) today announced that on July 26, 2023, View filed a Certificate of Amendment (the “Certificate of Amendment”) to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware to effect a 60-for-1 reverse stock split of the outstanding shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock,” and such reverse stock split, the “Reverse Stock Split”). The Reverse Stock Split became effective upon the filing of the Certificate of Amendment on July 26, 2023 (the “Effective Time”), and View’s Common Stock will begin trading on a split-adjusted basis at market open today, July 27, 2023.

The Reverse Stock Split is intended to bring the Company into compliance with the $1.00 minimum average closing share price requirement for continued listing on the Nasdaq Stock Market LLC (“Nasdaq”).

As a result of the Reverse Stock Split, every 60 shares of issued and outstanding Common Stock will be automatically combined into one issued and outstanding share of Common Stock, without any change in the par value per share. No fractional shares will be issued as a result of the Reverse Stock Split. Instead, Continental Stock Transfer & Trust Company, the Company’s transfer agent (“Continental”), will aggregate all fractional shares and sell them as soon as practicable after the Effective Time at the then-prevailing prices on the open market, on behalf of those stockholders who would otherwise have been entitled to receive a fractional share as a result of the Reverse Stock Split. The Reverse Stock Split will reduce the number of shares of Common Stock outstanding from approximately 242,446,036 shares to approximately 4,040,767 shares, subject to adjustment for the treatment of fractional shares. The number of authorized shares of Common Stock under the Certificate of Incorporation will not be affected. A proportionate adjustment was also made to the maximum number of shares issuable under the Company’s 2021 Equity Incentive Plan.

Stockholders who hold their shares in book-entry form or in “street name” (through a broker, bank or other holder of record) will not be required to take any action.

The Common Stock will begin trading on a split-adjusted basis on Nasdaq at the market open on July 27, 2023. The trading symbol for the Common Stock will remain “VIEW”. The new CUSIP number for the Common Stock following the Reverse Stock Split is 92671V 304.

About View

View is the leader in smart building technologies that transform buildings to improve human health and experience, reduce energy consumption and carbon emissions, and generate additional revenue for building owners. View Smart Windows use artificial intelligence to automatically adjust in response to outdoor conditions, eliminating the need for blinds and increasing access to natural light. Every View installation includes a cloud-connected smart building platform that can easily be extended to reimagine the occupant experience. View’s products are installed in offices, apartments, airports, hotels, and educational facilities. For more information, please visit: www.view.com.

Forward-Looking Statements

This press release and certain materials View files with the U.S. Securities and Exchange Commission (the “SEC”), as well as information included in oral statements or other written statements made or to be made by View, other than statements of historical fact, contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are based on current expectations, estimates, assumptions, projections and management’s beliefs, that are subject to change. There can be no assurance that these forward-looking statements will be achieved; these statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond View’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. View’s business is subject to a number of risks which are described more fully in View’s Annual Report on Form 10-K for the year ended December 31, 2022, as amended, its Quarterly Reports on Form 10-Q and in its other filings with the SEC. View undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Many important factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to those described below. The effect of a reverse stock split on the per share trading price of View’s common stock cannot be predicted with any certainty, and the outcomes of reverse stock splits for other companies are varied, particularly given that investors may view a reverse stock split as a negative indicator. It is possible that the per share trading price of View’s common stock after the Reverse Stock Split will not increase in the same proportion as the reduction in the number of View’s outstanding shares of common stock following the Reverse Stock Split or at all, and the Reverse Stock Split may not result in a per share trading price that will attract investors who do not trade in lower priced stocks. View cannot assure you that following the Reverse Stock Split, its common stock will be more attractive to investors or that it will regain compliance with the $1.00 minimum average closing share price requirement for continued listing on Nasdaq. Following the Reverse Stock Split, the per share trading price of View’s common stock may decrease due to factors unrelated to the Reverse Stock Split, including View’s future performance. If the per share trading price of View’s common stock following the Reverse Stock Split declines, the percentage decline as an absolute number and as a percentage of View’s overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split.

The Reverse Stock Split may decrease the liquidity of View’s common stock and result in higher transaction costs. The liquidity of View’s common stock may be negatively impacted by the Reverse Stock Split, given the reduced number of shares that are outstanding following the Reverse Stock Split, particularly if the per share trading price does not increase as a result of the Reverse Stock Split. In addition, the Reverse Stock Split will increase the number of View’s stockholders who own “odd lots” of fewer than 100 shares of common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock.

Contacts:

Samuel Meehan

View, Inc.

IR@View.com

(408) 493-1358

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